Exhibit 10.8
[Date]
[Name] Allegheny Energy, Inc. 10435 Downsville Pike Hagerstown, MD 21740-1766 Dear [Name]:

          Allegheny Energy, Inc., a Maryland corporation (the "Corporation"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its shareholders. In this connection, the Corporation recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management of the Corporation and its subsidiaries (the Corporation and its subsidiaries are referred to collectively in this Agreement as the "Companies"), may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders. Therefore, the Board of Directors of the Corporation (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Companies to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Corporation. In particular, the Board believes it important, should the Corporation or its shareholders receive a proposal for transfer of control of the Corporation, that you be able to assess and advise the Board whether such proposal would be in the best interests of the Corporation and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

          In order to induce you to remain in the employ of the Companies, the agreement set forth below ("this Agreement"), which has been approved by the Board, sets forth the severance benefits which the Corporation agrees will be provided to you in the event your employment with the Companies is terminated in anticipation of or subsequent to a "change in control" of the Corporation under the circumstances described below. This Agreement is effective as of the date first above written (the "Effective Date").

          The Companies also recognize that during the course of your employment with the Companies, the Companies will undertake to train you and impart to you "Confidential Information" of the Companies. It is also recognized that the Companies would be irreparably injured if you were to compete with the Companies with respect to the business conducted by the Companies during the time periods described in Section 14 of this Agreement. Therefore, in consideration of the training of you and disclosure to you by the Companies of Confidential Information and the "change in control" protections provided to you by the Companies under this Agreement, this Agreement also sets forth confidentiality and non-competition commitments by you to the Companies that apply on and after the Effective Date as set forth herein regardless of whether a "change in control" occurs or is ever contemplated.

          1.          Agreement to Provide Services; Right to Terminate

          (i)          Except as otherwise provided in paragraph (ii) below, the Companies or you may terminate your employment at any time, subject to the Corporation's providing the benefits hereinafter specified in accordance with the terms hereof.

          (ii)          In the event a tender offer or exchange offer is made by a Person (as hereinafter defined) for more than 25% of the combined voting power of the Corporation's outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities"), including shares of the common stock of the Corporation (the "Company Shares") you agree that you will not leave the employ of the Companies (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in the recitals to this Agreement until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Corporation, as defined in Section 3 hereof, has occurred. For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person", as such term is defined in Section 3 (a) (9) and as used in Section 14 (d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Companies or any employee benefit plan(s) sponsored by the Companies.

          2.          Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect until December 31, 2001; provided, however, that commencing on January 1, 2002 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1st date, the Corporation or you shall have given notice that this Agreement shall not be extended; and provided, further, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of thirty-six (36) months after a change in control of the Corporation, as defined in Section 3 hereof, if such change in control shall have occurred during the term of this Agreement, as it may be extended by the first proviso set forth above. Except as otherwise expressly provided in Section 4, this Agreement shall terminate if you or the Companies terminate your employment prior to a change in control of the Corporation.

          3.           Change in Control. For purposes of this Agreement, a "change in control" of the Corporation shall be deemed to have occurred at such time as (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of the Corporation's Voting Securities; or (b), during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c), or (d) of this sentence) whose election by the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation immediately after which more than 50% of the combined voting power of the then outstanding voting securities of the resulting corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities immediately prior to such transaction in substantially the same proportion as their ownership, immediately prior to such transaction, of the Voting Securities; or (d) the shareholders of the corporation approve a plan of complete liquidation or dissolution of the Corporation or any agreement for the sale or other disposition by the Corporation of all or substantially all of the Corporation's assets other than a sale or other disposition immediately after which more than 50% of the combined voting power of the then outstanding voting securities of the acquiring corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities immediately prior to such transaction in substantially the same proportion as their ownership, immediately prior to such transaction, of the Voting Securities.

          4.          Termination Following or in Anticipation of Change in Control. For purposes of this Agreement, "Qualifying Termination" shall mean, if any of the events described in Section 3 hereof constituting a change in control of the Corporation shall have occurred, the termination of your employment with the Companies within thirty-six (36) months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Companies for Cause or Disability or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined). In addition, if any of the events described in Section 3 hereof constituting a change in control of the Corporation shall have occurred, a "Qualifying Termination" shall be deemed to have occurred if you are terminated prior to the date on which such event occurs if such termination is not (i) because of your death or Retirement, (ii) by the Corporation for Cause or Disability or (iii) by you other than for Good Reason, and it is reasonably demonstrated that termination of employment (a) was at the request of an unrelated third party who had taken steps reasonably calculated to effect the change in control, or (b) otherwise arose in connection with or in anticipation of the change in control.

          (i)          Disability. Termination by the Companies of your employment based on "Disability" shall mean termination because of your absence from your duties with the Companies on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full time performance of your duties.

(ii) Retirement. Termination by you of your employment based on "Retirement" shall mean termination on or after your attainment of age 62.

          (iii)           Cause. Termination by the Companies of your employment for "Cause" shall mean termination upon (a) gross neglect or willful and continuing refusal by you to substantially perform your duties in at least substantially the same manner as performed prior to the Change in Control (other than due to Disability); or (b) conviction or plea of nolo contendre to a felony or a misdemeanor involving moral turpitude. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (iii) and specifying the particulars thereof in detail.

(iv) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based on:

          (A)           the assignment to you of any duties inconsistent in any respect with your position with the Companies (including status, offices, titles and reporting requirements) as it existed immediately prior to the change in control (as defined in Section 3), or any action by the Companies which results in diminution in such positions, or your authority, duties or responsibilities as they existed immediately prior to the change in control, but excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Companies promptly after receipt of written notice thereof given by you in accordance with this Agreement;

(B) a reduction by the Companies in your base salary as in effect immediately prior to the change in control;

          (C)           the failure by the Companies to continue in effect employee benefit plans and programs that are at least as favorable to you in the aggregate as those in which you are participating at the time of the change in control of the Corporation;

          (D)           the failure by the Companies to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the applicable normal vacation policy of the Companies as in effect immediately prior to the change in control;

          (E)           the requirement by the Companies that you be based anywhere other than where your office is located immediately prior to the change in control or in the service territory of the Corporation immediately prior to the change in control, except for required travel on the business of the Companies to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Companies prior to the change in control;

(F) the failure by the Corporation to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 6 hereof;

          (G)           any purported termination by the Companies of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective; or

(H) any material breach by the Companies of any provision of this Agreement.

For purposes of this Agreement, "Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Companies intended to benefit employees.

          (v)           Notice of Termination. Any purported termination by the Companies or by you following a change in control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

          (vi)           Date of Termination. "Date of Termination" following a change in control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Companies for Cause or by you for Good Reason, the date specified in the Notice of Termination, or (c) if your employment is to be terminated by the Companies for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination. In the case of termination by the Companies of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Corporation that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 13 hereof.

(5) Compensation Upon Termination or During Disability; Other Agreements.

          (i)           During any period following a change in control of the Corporation that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with Sections 4 (i), 4 (v) and 4 (vi) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

          (ii)           If your employment shall be terminated for Cause following a change in control of the Corporation, the Companies shall pay you your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Companies shall have no further obligations to you under this Agreement.

          (iii)           Subject to Section 8 hereof, in the event that a Qualifying Termination, as defined in Section 4 above, shall occur, then the Corporation shall pay or cause the Companies to pay to you, no later than the fifth day following the Date of Termination, without regard to any contrary provisions of any Plan, the following:

          (A)           your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request); and

          (B)           as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, an amount in cash equal to 2.99 times the sum of (1) your highest annual rate of base salary in the last twelve (12) months immediately preceding your Date of Termination and (2) the higher of (X) your average annual bonus for the last two (2) completed fiscal years or (Y) your target annual bonus for the fiscal year in which the Notice of Termination is given.

If severance is paid pursuant to clause (B) above, you shall not be entitled to severance pay under any other severance plan or arrangement of the Companies.

          (iv)           In the event that a Qualifying Termination shall occur, then the Corporation shall maintain or cause the Companies to maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (a) three years after the Date of Termination, (b) the commencement date of equivalent benefits from a new employer or (c) your attainment of age 65, all insured and self-insured employee welfare benefit Plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and you continue to pay an amount equal to your regular contribution under such plans for such participation. If, at the end of three years after the Termination Date, you have not reached your sixty-fifth birthday and you have not previously received or are not then receiving equivalent benefits from a new employer, the Corporation shall arrange, or cause the Companies to arrange, at its sole cost and expense, to enable you to convert your and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Companies may apply for such conversions. In the event that your participation in any such Plan is barred, the Corporation shall arrange, or cause the Companies to arrange, at its sole cost and expense, to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (iv) or, if such insurance is not available at a reasonable cost to the Companies, the Corporation shall provide, or cause the Companies to otherwise provide, you and your dependents with equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans.

          (v)           In addition, in the event that a Qualifying Termination shall occur, then, if you have completed 15 "Years of Service", as defined in the Allegheny Power System Supplemental Executive Retirement Plan (the "SERP"), the Corporation shall pay you the benefits you would have been entitled to under the SERP had you been age 55 or older on the date of your Qualifying Termination. Such payments shall (1) be in the amount that would have been paid under the SERP had you been age 55 or older on the date of your Qualifying Termination, (2) commence at the same time as the retirement benefits payable to you under the Allegheny Power System Retirement Plan (the "Retirement Plan"), and (3) be paid in such form as you shall elect from those available under the Retirement Plan (subject to adjustment, if paid in a form other than a life annuity, by using the actuarial equivalence factors of the Retirement Plan).

          (vi)           In the event that you become entitled to any payments from the Companies, under this Agreement or otherwise, that would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Companies shall pay to you at the time specified in Section (vii) below an additional amount (the "Gross-up Payment") such that the net amount of the Total Payments (as hereinafter defined) and Gross-up Payment retained by you, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-up Payment provided for by this Section(vi), but before deduction for any federal, state or local income and employment taxes on the Agreement Payments, shall be equal to the sum of (a) the Total Payments and (b) an amount equal to the product of any deductions disallowed to you because of the inclusion of the Gross-up Payment in your adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made.

          For purposes of determining whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) all payments and benefits received or to be received by you in connection with a change in control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other Plan, arrangement or agreement with the Company, any person whose actions result in a change of control of the Company or any person affiliated with the Company or such person) (collectively, the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax, (b) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280(G)(d)(3) and (4) of the Code.

          For purposes of determining the amount of the Gross-up Payment, you shall be deemed to (x) pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (y) pay the applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (determined without regard to limitations on deductions based upon the amount of your adjusted gross income), and (z) have otherwise allowable deductions for federal income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in your adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income and excise taxes imposed on the portion of the Gross-up Payment being repaid by you if such repayment results in a reduction of Excise Tax and/or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of such excess is finally determined. You agree to cooperate, to the extent your expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

          (vii)          The Gross-up Payment or portion thereof provided for in Section (vi) above shall be paid not later than the thirtieth day following payment of any amounts under Section 5(iii); provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the forty-fifth day after payment of any amounts under Section 5(iii). In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

6. Successors; Binding Agreement.

          (i)          If a Successor (as hereinafter defined) does not assume the obligations of this Agreement by operation of law, the Corporation will require, by written request at least five business days prior to the time a Person becomes a Successor, to have such Person by agreement in form and substance satisfactory to you, assent to the fulfillment of the Corporation's obligations under this Agreement. Failure of such Person to furnish such assent by the later of (A) three business days prior to the time such Person becomes a Successor or (B) two business-days after such Person receives a written request to so assent shall constitute Good Reason for termination by you of your employment if a change in control of the Corporation occurs or has occurred. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Corporation's business directly, by merger or consolidation, or indirectly, by purchase of the Corporation's Voting Securities or otherwise.

          (ii)          This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

          (i)          For purposes of this Agreement, the "Corporation" shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Corporation ceases to exist.

          7.          Fees and Expenses. the Companies shall reimburse you, on a current basis, for all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a change in control of the Corporation, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or incurred by you in seeking advice with respect to the matters set forth in Section 5 hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement, provided that, in each case, you are acting in good faith.

8. Taxes. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

          (9.)          Survival. The respective obligations of, and benefits afforded to, the Corporation and you as provided in Sections 5, 6 (ii), 7, 8, 13 and 14 of this Agreement shall survive termination of this Agreement.

          10.          Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Corporation, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Corporation shall be directed to the attention of the Chairman of the Board or President of the Corporation, with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          11.          Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland.

          12.          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          13.          Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hagerstown, Maryland by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Corporation shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13, provided that payment of such costs and expenses is authorized by Section 7 of this Agreement.

14. Confidentiality and Non-Competition Commitment.
This Section 14 applies notwithstanding any other provision of this Agreement and regardless of whether a change in control occurs or is ever contemplated.

          (i)          Confidential Information. You acknowledge that all Confidential Information shall at all times remain the property of the Companies. In this Agreement "Confidential Information" means all information including, but not limited to, proprietary information and/or trade secrets, and all information disclosed to you or known by you as a consequence of or through your employment, which is not generally known in the industry in which the Companies are or may become engaged, about the Companies' businesses, products, processes, and services, including, but not limited to, information relating to Inventions and/or Works (as defined below), research, development, computer program designs, computer data, flow charts, source or object codes, products or services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It will be presumed that information supplied to the Companies from outside sources is Confidential Information unless and until it is designated otherwise.

          You will safeguard and maintain on the premises of the Companies and elsewhere as required, to the extent possible in the performance of your work for the Companies, all documents and things that contain or embody Confidential Information, Inventions and/or Works. Except as required in your duties to the Companies, you will not, during his employment by the Companies, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, Inventions and/or Works without having first obtained written permission from the Companies to do so.

          (ii)          Inventions and Works. All Inventions and/or Works made, conceived, developed or created by you, either solely or jointly with others, which are within the scope of your employment with the Companies, (i) during your employment by the Companies and (ii) within one (1) year after termination of such employment, will be the property of the Companies and their nominees, provided that such Inventions and/or Works are made, conceived, developed, or created during normal working hours or with the use of the Companies' facilities, materials, or personnel.

          In this Agreement "Inventions" mean discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective activities of the Companies.

          In this Agreement "Works" mean all material and information which is fixed in a tangible medium of expression including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer data, computer programs and source and object codes, regardless of the medium in which they are fixed. "Works" include all such intellectual property not limited to information, improvements, manuscripts (including computer software), designs, symbols, audio and visual materials whether or not the same can be protected by copyright, patent or trademark.

          All such Inventions and/or Works are "works for hire" as defined in the United States copyright laws, 17 U.S.C. Section 101, as amended.

You will, without delay:

(A) inform the Companies promptly and fully of such Inventions and/or Works by written reports, setting forth in detail a description, the operation and the results achieved;

          (B)          assign to the Companies all of your right, title, and interest in and to such Inventions and/or Works, any applications for United States and foreign Letters Patent, any registrations for copyrights and/or trademarks, any continuations, divisions, continuations-in-part, reissues, extensions or additions thereof filed for upon such Inventions and/or Works, and any United States and foreign Letters Patent, any copyrights and/or trademarks;

          (C)          assist the Companies and their nominees, at the expense of the Companies, to obtain, maintain and enforce such United States and foreign Letters Patent, copyrights and or trademarks for such Inventions and/or Works as the Company may elect; and

          (D)          execute, acknowledge, and deliver to the Companies at their expense such written documents and instruments, and do such other acts, such as giving testimony in support of your inventorship and invention, as may be necessary in the opinion of the Companies to obtain, maintain and enforce the United States and foreign Letters Patent, copyrights and/or trademarks upon such Inventions and/or Works, and to vest the entire right and title thereto in the Companies and to confirm the complete ownership by the Companies of such Inventions and/or Works. The decision to apply for legal protection shall be at the sole discretion of the Companies.

Payment, if any, to you of royalties or other consideration for Inventions and/or Works shall be at the sole discretion of the Companies.

          (iii)          No Conflicting Rights. Except as described in Exhibit A annexed hereto, you agree and acknowledges that neither you nor any other person or entity (e.g., a former employer) will assert against the Companies or their customers any rights to any Inventions or Works made, created, or acquired by you, alone or jointly, prior to you being employed by the Companies. Any Inventions made and Works created by you and not described in Exhibit A hereto shall be deemed to have been made or created during your employment by the Companies.

          (iv)          Employment with Conflicting Organizations. During employment by the Companies, you will not work with or advise any person(s) conducting a business similar to the business conducted by the Companies, except as part of your duties assigned by the Companies.

          (v)          Noncompetition. For a period of one (1) year after termination of your employment with the Companies for any reason, whether terminated for cause or without cause, you will not accept employment from or aid or render services, directly or indirectly, to any Conflicting Organization unless the Companies provide you with prior, express written consent.

          You acknowledge that your education and experience enables the you to obtain employment in many different areas of endeavor and to work for different types of employers, so it will not be necessary for you to violate the provisions of this section to remain economically viable.

          "Conflicting Organization" means the following organizations, their subsidiaries and affiliates, and their respective successors and assigns:

               -          FirstEnergy Corporation

               -          American Electric Power, Inc.

               -          General Public Utilities Corporation

               -          Pennsylvania Power and Light Resources, Inc.

               -          Baltimore Gas and Electric Company

               -          Potomac Electric and Power Company

               -          Dominion Resources, Inc.

               -          DQE, Inc.

          (vi)          Nonsolicitation of Customers and Suppliers. You agree that, during your employment with the Companies and for a period of two (2) years following the termination of your employment with the Companies for any reason, whether terminated for cause or without cause, you shall not, directly or indirectly, solicit the business of, or do business with, any customer, supplier, or prospective customer or supplier of the Companies with whom you had direct or indirect contact or about whom you may have acquired any knowledge while employed by the Companies.

          (vii)          Nonsolicitation. You agree that, during your employment with the Companies and for a period of two (2) years following the termination of your employment with the Companies, whether terminated with cause or without cause, you shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Companies to leave the Companies for any reason whatsoever, or hire or solicit the services of any employee of the Companies.

          (viii)          Tolling of Restricted Period. The restricted periods of time in Section 14(v), (vi) and (vii) shall be extended at the option of the Companies, for a period of time equal to all periods which you are in violation of the provisions of in Section 14(v), (vi) and (vii), and further shall be extended to run from the date any injunction may be issued against you, should that occur, to enable the Companies to receive the full benefit of the prohibitions against restricted activities agreed to herein by you.

          (ix)          Reformation to Applicable Law. It is the intention of the parties that the provisions of this Section 14 shall be enforceable to the fullest extent permissible by law. If any of the provisions in this Section 14 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions in this Section 14 or the enforceability therein in any other jurisdiction where such provisions shall be given full effect. If any provision of this Section 14 shall be deemed unenforceable, in whole or in part, this Section 14 shall be deemed to be amended to delete or modify the offending part so as to alter this Section 14 to render it valid and enforceable.

          (x)          Fees and Costs. If the Companies prevail in any suit or proceeding under this Section 14, you agree to pay the Companies all of the Companies' attorneys fees, costs and expenses incurred in connection with such suit or proceeding, regardless of whether any provision of this Agreement is reformed under Section 14(ix).

          (xi)          Enforcement. You understand and agree that any violation of this Section 14 shall be deemed to be material to continuing employment and could result in disciplinary action, including termination. You acknowledge that valid consideration has been received, that the provisions of this Section 14 are reasonable, that they are the result of arms length negotiations between the parties, that in the event of a violation of the provisions contained herein, the Companies' damages would be difficult to ascertain, and that the legal remedy available to the Companies for any breach of this Section 14 on the part of you will be inadequate. Therefore, you expressly acknowledge and agree that in the event of any threatened or actual breach of this Section 14, the Companies shall be entitled to specific enforcement of this Section 14 through injunctive or other equitable relief in a court with appropriate jurisdiction. The existence of any claim or cause of action by you or another against the Companies, whether predicated on this Section 14 or otherwise, shall not constitute a defense to enforcement by the Companies of this Section 14.

          (xii)          Return of Confidential Information, Inventions and Works to Employer. Upon termination of your employment, for whatever reason, or upon request by the Companies, you will deliver to the Companies all Confidential Information including, but not limited to, the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence and documents, records, notebooks, computer systems, computer disks and computer tapes and other repositories of Confidential Information then in your possession or under your control, whether prepared by you or by others. Upon termination of your employment, for whatever reason, or upon request by the Companies, you will deliver to the Companies, the originals and all copies of Works and Inventions, then in your possession or under your control.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          16.          Payment Obligations Absolute. Except as is expressly provided in Section 5(iv), the Corporation's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Corporation may have against you or any other party. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Except as expressly provided in Section 5(iii), (vi) and (vii), each and every payment made hereunder by the Corporation shall be final, and the Corporation shall not seek to recover all or any part of such payment from you or from whomsoever may be entitled thereto, for any reasons whatsoever.

          17.          Contractual Rights to Benefits. This Agreement establishes and vests in you a contractual right to the benefits to which you are entitled hereunder. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Corporation to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. You shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement.

          If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

Agreed to this ______ day of _______________, 1999. ___________________________ Employee	Sincerely, ALLEGHENY ENERGY, INC. By ______________________________ Name: Alan J. Noia Title: Chairman of the Board
EXHIBIT A RIGHTS TO INVENTIONS AND WORKS [None]